Exhibit 99.1

AMSC Announces Preliminary Financial Results

Devens, MA – April 26, 2017 – AMSC (NASDAQ : AMSC), a global solutions provider serving wind and power grid industry leaders, today provided preliminary financial results for the fourth fiscal quarter and full fiscal year ended March 31, 2017.

For the fourth quarter of fiscal year 2016, AMSC expects its revenues will be in the range of $15 million—$16 million, compared to its previous fourth quarter revenue guidance of $22 million—$26 million. For the full fiscal year 2016, AMSC expects its revenues to be in the range of $74 million—$75 million. The lower than expected revenue in the fourth quarter was driven primarily by fewer than anticipated electrical control system (“ECS”) shipments to Inox Wind Ltd. (“Inox”), due to what is believed by Inox to be a temporary demand dislocation caused by the reaction in certain states in India to a recent national wind energy auction that resulted in a record-low power purchase tariff. As a result of the revenue shortfall, AMSC’s net loss and non-GAAP net loss for the fourth quarter of fiscal 2016 are both expected to be higher than its previous guidance.

The Company expects its cash, cash equivalents, and restricted cash (“cash”) at March 31, 2017 to be approximately $27.7 million which includes $2.5 million of net proceeds from the sale of 379,693 shares in the fourth quarter under the Company’s At-the-Market Issuance Sales Facility (“ATM”). This represents an increase of $1.7 million compared to the cash balance at December 31, 2016, which is in line with the Company’s previous guidance for cash burn of less than $2 million in the fourth quarter.

Preliminary Business Outlook

For the first quarter ending June 30, 2017, AMSC currently expects that its revenues will be in the range of $8 million to $9 million, taking into account anticipated seasonally lower ECS shipments to Inox as well as the temporary demand dislocation previously discussed. The Company expects cash burn in the range of $7 million to $8 million in the first quarter.

The preliminary, unaudited information provided above is based on the Company’s current estimate of results from operations for the fourth quarter and full fiscal year 2016, and its cash at March 31, 2017, and remains subject to change based on the Company’s closing procedures, including the Company’s execution of its internal controls over financial reporting, and the subsequent occurrence or identification of events prior to the formal issuance of the annual financial statements. The Company expects to report its final fiscal 2016 financial results on or about May 25, 2017.

About AMSC (NASDAQ: AMSC)

AMSC generates the ideas, technologies and solutions that meet the world’s demand for smarter, cleaner … better energy™. Through its Windtec™ Solutions, AMSC provides wind turbine electronic controls and systems, designs and engineering services that reduce the cost of wind energy. Through its Gridtec™ Solutions, AMSC provides the engineering planning services and advanced grid systems that optimize network reliability, efficiency and performance. The Company’s solutions are now powering gigawatts of renewable energy globally and are enhancing the performance and reliability of power networks in more than a dozen countries. Founded in 1987, AMSC is headquartered near Boston, Massachusetts with operations in Asia, Australia, Europe and North America.

AMSC, Windtec, Gridtec, and Smarter, Cleaner … Better Energy are trademarks or registered trademarks of American Superconductor Corporation. All other brand names, product names, trademarks, or service marks belong to their respective holders.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements in this release about our expectations regarding shipments to Inox and the temporary demand dislocation in India, our financial results for the fourth quarter of fiscal 2016 and the full fiscal year 2016, our anticipated cash balance at March 31, 2017 and our cash burn during the quarter ending June 30, 2017, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements in this release about our expectations regarding anticipated financial results, strong revenues in the fourth quarter and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent management’s current expectations and are inherently uncertain. There are a number of important factors that could materially impact the value of our common stock or cause actual results to differ materially from those indicated by such forward-looking statements. These important factors include, but are not limited to: A significant portion of our revenues are derived from a single customer, Inox, and shipments to Inox may not occur in the time frame we expect; We have a history of operating losses and negative operating cash flows, which may continue in the future and require us to secure additional financing in the future; Our operating results may fluctuate significantly from quarter to quarter and may fall below expectations in any particular fiscal quarter; Our financial condition may have an adverse effect on our customer and supplier relationships; Our success in addressing the wind energy market is dependent on the manufacturers that license our designs; Our success is dependent upon attracting and retaining qualified personnel and our inability to do so could significantly damage our business and prospects; We rely upon third-party suppliers for the components and subassemblies of many of our Wind and Grid products, making us vulnerable to supply shortages and price fluctuations; We may not realize all of the sales expected from our backlog of orders and contracts; Our success depends upon the commercial use of high temperature superconductor (“HTS”) products, which is currently limited, and a widespread commercial market for our products may not develop; Growth of the wind energy market depends largely on the availability and size of government subsidies and economic incentives; We have operations in and depend on sales in emerging markets, including India and China, and global conditions could negatively affect our operating results or limit our ability to expand our operations outside of these countries; We face risks related to our intellectual property; We face risks related to our legal proceedings; and the important factors discussed under the caption “Risk Factors” in Part 1. Item 1A of our Form 10-K for the fiscal year ended March 31, 2016, and our other reports filed with the SEC. These important factors, among others, could cause actual results to differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

AMSC Contact:

Brion D. Tanous

AMSC Investor Relations

Phone: 424-634-8592

Email: Brion.Tanous@amsc.com